As filed with the Securities and Exchange Commission on November 8, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CLOVIS ONCOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	90-0475355
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Clovis Oncology, Inc. 2011 Stock Incentive Plan

(Full title of the plan)

Patrick J. Mahaffy

President and Chief Executive Officer

Clovis Oncology, Inc.

5500 Flatiron Parkway, Suite 100

Boulder, Colorado 80301

(303) 625-5000

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Copies to:

Thomas Mark, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee (3)
Common stock, par value $0.001	2,122,904 (1)	$3.76 (2)	$7,982,119.04 (2)	$1,036.08

(1)

Represents an additional 2,122,904 shares of common stock issuable in connection with equity awards that may be granted in the future pursuant to the Clovis Oncology, Inc. 2011 Stock Incentive Plan (the “2011 Plan”). In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers an indeterminable number of additional shares as may hereafter be offered or sold pursuant to the 2011 Plan, to prevent dilution resulting from stock splits, stock dividends, or similar transactions effected without receipt of consideration.

(2)

Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended, the proposed maximum aggregate offering price is the product obtained by multiplying (i) $3.76 (the average of the high and low prices of Clovis Oncology, Inc.’s common stock on November 5, 2019) by (ii) 2,122,904 (the number of shares of common stock issuable in connection with equity awards that may be granted in the future pursuant to the 2011 Plan).

(3)

The registration fee is calculated only with respect to the additional securities registered on this Registration Statement. The existing securities issuable under the Plan were registered, and the correlating registration fee paid, pursuant to the Registration Statements on Form S-8 (File Nos. 333-178283, 333-182278, 333-190565, 333-198022, 333-206193, 333-211948, 333-219046 and 333-226523) filed by the Company on December 2, 2011, June 22, 2012, August 12, 2013, August 11, 2014, August 7, 2015, June 10, 2016, June 29, 2017 and August 2, 2018.

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is filed by Clovis Oncology, Inc. (the “Company”) to register 2,122,904 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) for issuance under the Company’s 2011 Stock Incentive Plan (the “2011 Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, filed with the Commission by the Company, are incorporated by reference into the Registration Statement:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on February 28, 2019, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed on May 7, 2019, pursuant to the Exchange Act;

(c)	the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed on August 2, 2019, pursuant to the Exchange Act;

(d)	the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed on November 7, 2019, pursuant to the Exchange Act;

(e)

the Company’s Current Reports on Form 8-K, filed on March 14, 2019, April 12, 2019, May  2, 2019, June  6, 2019 (as amended by the Current Report on Form 8-K/A, filed on June  11, 2019), June 17, 2019, July  1, 2019, August 13, 2019 and August 23, 2019, pursuant to the Exchange Act; and

(f)

the Company’s Registration Statement on Form 8-A (File No. 333-175080, filed with the Commission on November 10, 2011), including the description of the Common Stock contained therein, including any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. Nothing in this Registration Statement shall be deemed to incorporate by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission pursuant to applicable securities laws and regulations unless the Company expressly provides to the contrary that such documents or portions thereof are incorporated by reference herein.

Item 4.	DESCRIPTION OF SECURITIES

Not applicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Company’s amended and restated certificate of incorporation provides that it will indemnify to the fullest extent permitted by Delaware corporate law each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with such action, suit or proceeding, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Company’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

The Company’s amended and restated certificate of incorporation also provides that the Company will indemnify any Indemnitee who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the Company to procure a judgment in the Company’s favor by reason of the fact that the Indemnitee is or was a director or officer of the Company, or is or was serving at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Company’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless and only to the extent that the court determines that, despite such adjudication but in view of all of the circumstances, he or she is fairly and reasonably entitled to indemnification for such expenses.

Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Company against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. If the Company does not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

In addition, the Company has entered into indemnification agreements with each of its directors and named executive officers and intends to enter into indemnification agreements with any new director and certain executive officers in the future.

The Company maintains a general liability insurance policy which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Certain of the Company’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities in their capacity as members of the Company’s Board of Directors.

An underwriting agreement the Company may enter into in connection with an offering of shares of Common Stock may also provide that the underwriters will indemnify, under certain conditions, the Company’s directors and officers (as well as certain other persons) against certain liabilities arising in connection with such offering.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.	EXHIBITS

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description of Exhibit

5.1	Opinion of Willkie Farr & Gallagher LLP as to the validity of shares to be issued.

23.1	Consent of Willkie Farr & Gallagher LLP (included in the opinion filed as Exhibit 5.1 hereto).

23.2	Consent of Ernst & Young LLP - Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on signature page).

99.1	Clovis Oncology, Inc. 2011 Equity Incentive Plan (filed as an exhibit with Amendment No. 3 to the Company’s Registration Statement on Form S-1 (File No. 333-175080) on October 31, 2011).

Item 9.	UNDERTAKINGS

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with, or furnished to, the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on the 8th day of November, 2019.

CLOVIS ONCOLOGY, INC.

By:	/s/ Daniel W. Muehl
Name:	Daniel W. Muehl
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

In accordance with the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below hereby constitutes and appoints each of Patrick J. Mahaffy and Paul Gross, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement, to sign any registration statement filed pursuant to Rule 462(b) of the Securities Act, and to cause the same to be filed with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and desirable to be done in and about the premises as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Patrick J. Mahaffy		November 8, 2019
Name: Patrick J. Mahaffy	President and Chief Executive Officer; Director (Principal Executive Officer)

/s/ Daniel W. Muehl		November 8, 2019
Name: Daniel W. Muehl	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Brian G. Atwood		November 8, 2019
Name: Brian G. Atwood	Director

/s/ Robert W. Azelby		November 8, 2019
Name: Robert W. Azelby	Director

/s/ James C. Blair, PhD		November 8, 2019
Name: James C. Blair, PhD	Director

/s/ Richard A. Fair		November 8, 2019
Name: Richard A. Fair	Director

/s/ Keith Flaherty, M.D.		November 8, 2019
Name: Keith Flaherty, M.D.	Director

/s/ Ginger L. Graham		November 8, 2019
Name: Ginger L. Graham	Director

/s/ Paul Klingenstein		November 8, 2019
Name: Paul Klingenstein	Director

/s/ Edward J. McKinley		November 8, 2019
Name: Edward J. McKinley	Director

/s/ Dr. Thorlef Spickschen		November 8, 2019
Name: Dr. Thorlef Spickschen	Director